7/13/99                 Reuters Business Briefing

06/29/99 USA: PENN TRAFFIC ANNOUNCES EMERGENCE FROM CHAPTER 11. SYRACUSE, N.Y.-(BUSINESS WIRE)-June 29, 1999-The Penn Traffic Company (OTC:PETRV) announced today that it has officially emerged from the Chapter 11 process. The Company said that its Joint Plan of Reorganization, which the U.S. Bankruptcy Court in Delaware confirmed on May 27, 1999, became effective today. The restructuring has canceled all of Penn Traffic's formerly outstanding $1.13 billion of senior and subordinated notes. In connection with the restructuring, the Company's formerly outstanding senior notes are being exchanged for $100 million of new senior notes and 19,000,000 shares of new common stock. The Company's formerly outstanding senior subordinated notes are being exchanged for 1,000,000 shares of new common stock and six-year warrants to purchase 1,000,000 shares of new common stock having an exercise price of $18.30 per share. In addition, Penn Traffic's stockholders will receive one share of new common stock for each 100 shares of common stock held by them immediately prior to the restructuring, for a total of 106,955 new shares. The new shares of common stock and the new warrants issued will initially be traded on the OTC Bulletin Board under the symbols "PETRV" and "PETWV," respectively. The Company has pending an application for listing the new common stock and warrants on the Nasdaq National Market System. The Company also announced that it has entered into a new $320 million secured credit agreement with a bank group led by Fleet Capital Corporation, as agent. The credit facility currently has more than $100 million in unused borrowing capacity. -0-
Certain statements included above which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" as defined in the Securities Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the success or failure of the Company in implementing its current business and operational strategies; the availability and terms of necessary or desirable financing or refinancing; and the success of Penn Traffic's application for approval to list the shares of new common stock and warrants on the Nasdaq National Market System.
The Penn Traffic Company operates 213 supermarkets in Pennsylvania, upstate New York, Ohio and West Virginia under the "Big Bear," "Big Bear Plus," "Bi-Lo Foods," "P&C Foods," and "Quality Markets" trade names. Penn Traffic also operates wholesale food distribution businesses serving 93 licensed franchises and 75 independent operators.

CONTACT: Marc Jampole Jampole Communications, Inc. 412-471-2463.
BUSINESS WIRE 29/06/1999

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